Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 2nd Quarter 2019

July 18, 2019  // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Craig W. Kliethermes — President and Chief Operating Officer (RLI Insurance Company)

Todd W. Bryant — Vice President, Chief Financial Officer

Aaron H. Jacoby — Vice President, Corporate Development

Other Participants

Name	Affiliation

Christopher Campbell	Keefe, Bruyette & Woods, Inc.
Jeffrey Schmitt	William Blair & Company, LLC
Mark Dwelle	RBC Capital Markets LLC
Randolph Binner	B. Riley FBR, Inc.

RLI CORP.

Moderator: Aaron Jacoby

July 18, 2019

10:00 a.m. (CDT)

Operator:  Good morning, and welcome ladies and gentlemen, to the RLI Corp.'s second quarter earnings teleconference. Today's conference is being recorded.

[Operator Instructions]

Before we started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs and expectations for the future. As always, these forward-looking statements are subject to certain risk factors, which could cause actual results to differ materially. These risk factors are listed in the Company's various SEC filings, including in the annual report on Form 10-K, which can be reviewed -- which should be reviewed carefully, the annual report on Form -- the company has filed a Form 8-K with the Securities and Exchange Commission that contains a press release announcing second quarter results.

RLI management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized gains or losses and after-tax unrealized gains or losses on equity securities. RLI's management believes these measures are useful in gauging core operating performance across reporting periods but may not be comparable to other companies' definitions of operating earnings.

The Form 8-K contains the reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company's website at www.rlicorp.com.

I'll now turn the conference over to RLI's Vice President, Corporate Development, Mr. Aaron Jacoby. Please go ahead, sir.

Aaron Jacoby:  Thank you. Good morning to everyone. Welcome to the RLI earnings call for the second quarter of 2019. Joining me on today's call are Jon Michael, Chairman and CEO; Craig Kliethermes, President and Chief

Operating Officer; and Todd Bryant, Vice President and Chief Financial Officer. Before I turn the call over to Todd to discuss the quarter's financial results, and Craig to talk about operations and market conditions, I'm going to hand off the call to Jon. Jon?

Jon Michael:  Thanks, Aaron. I just want to say thanks to Tom Brown who as planned, stepped down as our CFO June 30. Tom served in that capacity since 2011 and did a great job for us. Tom's career spans nearly 40 years, including 31-plus years at PwC. Tom was instrumental in ensuring a smooth transition to the successor Todd Bryant, and I'd like to welcome Todd for his first analyst call as our CFO. He actually subbed for Tom once when Tom was ill and couldn't perform. Todd joined RLI in 1993 from Arthur Andersen. He's a graduate of MacMurray College and a CPA and CPCU. Todd has been our VP of Finance and Controller since 2009. Welcome, Todd.

Todd Bryant:  Thanks, Jon, and good morning. Before I start on the quarter's financial results, I also want to take a moment and thank Tom Brown for his contributions to the company and to my professional development over the past few years. We certainly wish Tom the best as he transitions into retirement.

Moving to the quarter. Last night, we reported second quarter operating earnings of $0.66, 10% higher than the same quarter last year. Both underwriting and investment income contributed to this result. And operating earnings, coupled with strong investment portfolio returns, drove book value per share up 8% in the quarter. Year-to-date and inclusive of dividends, book value per share was up 21%.

Starting with the top line. Gross written premium was up 5% in the quarter. As we've discussed before, last year, we exited or reduced exposure in certain casualty products to give us a bit of headwind in 2019. Absent the effect of these changes, premium would have been up 13%, which would be consistent with the pace of organic growth we've seen -- we've been seeing for several quarters now. Multiple products within our Casualty and Property segments drove this growth. While our Surety segment continued to face challenging market conditions that hampered its growth but certainly not its combined ratio. Craig will talk more about our product and market conditions in a minute.

From an underwriting perspective, we posted a combined ratio of 92.8. On a year-to-date basis, we stand at 90.9. There were several moving pieces within the second quarter's result that are worth highlighting. The loss ratio was aided by increased favorable prior year's reserve development, which net of expenses, totaled $18 million compared to $12 million last year. The majority of products developed favorably in the quarter.

From a segment perspective, Casualty posted $16 million of favorable prior year's reserve development, while Casualty posted -- while Surety posted $3 million favorable. Of note, the result for Casualty included a third consecutive quarter of favorable experience in transportation. For Property, reserve development was modestly adverse compared to reserve benefits posted on Marine in the same period last year. The Property segment benefited from lower catastrophe losses, $4 million in storms this year; however, higher non-cat losses in fire and Marine mostly offset this benefit. On an overall basis, our expense ratio was elevated by about 1.6 points because of our strong financial performance. Most notably, the growth in book value, which drives higher performance-based compensation accruals. In total, for both the quarter and first half of the year, we have produced solid underwriting results within our diverse product portfolio.

Turning to investments. Income was up 17% in the quarter. I do need to point out that the timing of particular dividend payment occurred in the second quarter that historically had been a third quarter event. Absent this timing shift, investment income would have been up 13%. Inevitably, the trend for investment income will follow the path of interest rates and portfolio growth. Mid-teen increases will be difficult to replicate. For now, our invested asset base continues to grow driven by consistently strong operating cash flow. Our now $2.4 billion investment portfolio had a total return of 2.9% for the quarter and 7.6% for the year. The combination of operating income and investment portfolio returns drove book value per share up to $21.43, which is 21% higher than year-end after adjusting for dividends paid. Said another way, we've added $153 million to shareholders' equity in 6 months after paying $20 million in dividends.

At the halfway mark for the year, we are in excellent financial position. Underwriting and investment results are strong. Our underwriters are driving organic growth, and book value growth is significant.

With that, I'll turn the call over to Craig.

Craig Kliethermes:  Thanks, Todd, and congratulations to you on your recent promotion, well deserved. I also wanted to thank Tom for his service and stewardship to our company. I would be remiss if I didn't provide one more shout out to Aaron Jacoby, who bought home the gold in the Butkus division of our annual Mt. Hawley Member Guest Golf Tournament. Great job to him and his partner Paul Dietrich, who runs our Professional Services product. Congrats. Now it's time to put away the Kleenex and party streamers and get back to business.

As Todd mentioned, top line was up 5% for the quarter and came in at a 93 combined ratio. We feel pretty good about the growth in light of some pruning we did earlier in the year. Growth continues to be widely felt across most of our portfolio with a healthy mix of newer and more seasoned products. Meanwhile, our diverse portfolio of specialty products continues to deliver on the bottom line with a 91 combined ratio year-to-date. Some competitors have exited or retrenched significantly as a result of poor underwriting performance. As you recall, the first signs of market distress was in automobile liabilities starting several years back, but we have seen some growing dislocation across several niches, including excess liability, habitational, management liability, transportation and marine. Sometimes the displacement is limited to certain geographies and classes of business.

RLI has a broad footprint of products and people that helps us keep a close pulse on changes that are occurring in our chosen markets. As a very well-respected specialty underwriter told me once, "Disruption is oxygen for our business." This is particularly true when you have confidence in your balance sheet and the quality of your underwriters to select risks that are adequately priced. We are fortunate to have both. Let me get into some segment results.

Our casualty portfolio was up 6% for the quarter and reported a 95 combined ratio. The segment's top line would be up over 15%, excluding the repositioning we undertook at the beginning of the year. Underwriting profit and top line growth is being experienced broadly across most of our casualty portfolio. The overall health of our casualty segment is strong relative to this stage in the cycle. Casualty prices were up 5% in the quarter, and there seems to be some growing momentum behind the rate levels, particularly in the management liability, excess liability and transportation businesses.

Our transportation business, which had some challenges in recent past, achieved a 14% rate increase and posted an underwriting profit for the quarter. Our underwriters remain cautious and tell us that the commercial auto market still contains a lot of underpriced business that is unattractive to us.

We continue to monitor loss cost closely, but we are becoming more confident in our results in this business. Speaking broadly to the entire casualty segment, we are seeing more opportunities on new business being marketed at rate levels that meet our refined palate. The market seems to be responding rationally to where the pain has been felt most, either raising rates or redefining appetites. This presents opportunity for consistent and stable underwriters for as long as unsophisticated capital stays away. Overall, we view Casualty as an improving market.

For Property, we are up 10% on the top line while reporting a small underwriting loss for the quarter. The growth is coming predominantly from Marine and our Hawaii Homeowners products, while our E&S property unit was pretty flat. The opportunity in Marine has been both on the inland and oceanside as they grow to scale to improve their expense structure. We are seeing an increased flow of submissions from disruption at Lloyd's and growing exposure basis in inland driven by the improved economy. Overall, Marine rates are up about 5% year-to-date.

Hawaii Homeowners continues to benefit from increased marketing efforts in the goodwill earned from the exceptional claim service we provided after last year's catastrophes. At the same time, we are seeing competitors retrench and falter from coverage disputes and poor service provided to their customers on the islands. Our catastrophe wind business was down for the quarter, while the earthquake business saw some small amount of growth.

Overall, catastrophe pricing remains fairly stable with moderate increases still available in the wind market. We did post a disappointing underwriting loss in this segment for the quarter despite realizing only moderate convective storm losses. Outside of normal tornado hale losses, we had several one-off building and equipment losses spread across all 3 major products. In addition, the higher per risk reinsurance costs and the additional Cat protection purchased earlier in the year has had some impact. Our previous loss estimates of 2017 and 2018 catastrophes are holding. We continue to remain disciplined, and the market is giving us a lot of second looks.

Surety remains our most competitive segment. Our gross written premium was down 10% for the quarter. We exited a relationship in our miscellaneous surety product that was responsible for half of the decrease in premium. We believe the decision was prudent risk management and speaks to our focus on the bottom line versus market share. Our underwriters believe this is the most competitive market in their careers and that at this point in the cycle, our human capital is best spent focusing on smaller accounts, growing relationships with our existing customers, and managing downsized risks.

The economy is growing which can increase demand, but offsetting this, we are seeing less regulation and more competition. Despite the challenges we are facing on the top line, this segment remains very profitable, reporting a 71 combined ratio for the quarter. We will continue to nurture our existing partnerships by being a stable market with consistent appetite while delivering great service and selectively adding new risks and relationships. Our underwriters understand their primary job duty is to analyze and take risks where it makes sense, not just do deals.

Overall, a nice quarter and good results to date this year. Our relatively large portfolio of diversified specialty businesses give us broad reach, but we have a narrow and deep focus. We have a good read on a number of niches across a vast playing field. Our talented specialists with long track records of success give us confidence to execute when the opportunities arise, and we have been doing just that. Our size and culture are advantages as we have great visibility into product-level performance and market changes that allow us to act with more precision and sureness.

We identify and corral problems before they get too big and have a willingness to put our pencils down when necessary. Our difference at RLI has always been our underwriting discipline and ownership culture. It has been a difference that works. I want to offer my appreciation to all the RLI associates who come to work each day empowered and committed to making us better.

I'll turn it back to Aaron, who will open up to questions

Aaron Jacoby:  Thanks, Craig. Operator, we can now take some questions.

Operator:  [Operator Instructions] Our first question will come from Randy Binner with B. Riley.

Randy Binner: Hey, good morning, thanks. I have a couple. I think the first one is for Craig. And I think I heard in your commentary there that you're seeing a little bit wider dislocation in the market, and you listed off a number of Casualty and maybe some Property lines. So you all have always been pretty realistic about what's out there in the market. But am I hearing that right that you are feeling like there's wider dislocation across product lines in the market?

Craig Kliethermes:  Randy, this is Craig. I mean what we've seen is quarter-over-quarter, we haven't seen any rate increases. They haven't let up, so they’ve actually either increased or at least the rate of increase has either stayed flat or increased, and a few of those have accelerated. As I mentioned, I think transportation was one that we have even accelerated more that we have able to achieve. I think it was 14% rate increase across our transportation book. We're also seeing it in D&O. We're seeing some more momentum, directors and officers, which I think I referred to as management liability on the call, as well as some momentum in Marine and I think in excess liability, both commercial and personnel.

Randy Binner: Thanks for that. And then for E&S in particular, has that flow changed? I think in earlier calls this year, and late last year, flow has been better on submissions and your ability to bind. Is that still the case? Are you still seeing good opportunity in E&S?

Craig Kliethermes:  We are. E&S -- I mean our submissions are up in E&S. I think we were asked this question last quarter, and maybe we talked it down a little bit. I'm sorry?

Randy Binner: Sorry, I had a disruption in the line please go ahead.

Craig Kliethermes:  So I think the question was asked last year as well, and we underplayed the E&S submission flow just because we were seeing even greater flow in some other areas. I mean we continue to see, I'll say, single-digit increases in our E&S casualty book and submission flow. Property has been a little more flat. We've been doing some re-underwriting in certain segments on the fire side of that, so I think that is part of what's contributing to the flatness there. But the submission flow is up even more in some of the other areas. So I think we may underplayed the flow in E&S. But certainly submissions are up, I'm not going to say across the board because there are certainly products, whether we’re either re-underwriting or whatever that maybe the flow is not up and might be slightly down. But I'd say, overall as a company, it's up in single digits.

Randy Binner: Okay. I'll do one more. I'll try this. So if there's kind of a pain trade that happens when the property/casualty market shifts, which is happening. If you could peg where we are in that inning wise, like baseball game, where would you put it? Meaning we're seeing some folks have discipline on pricing, we're seeing some reserve issues, but there's surely more to come. You know, kind of where are we in the process or in the baseball game?

Craig Kliethermes:  Well, we'd -- well, I guess I would say, I think the pain is more widely felt but certainly not across the board. I think, as I mentioned, I think people are responding fairly rationally, which is I think a good sign, at least where the pain is the greatest, that's where they’re being the most aggressive on pricing and addressing problems. I think for us, it feels like the rates have just maybe just started to cross that Rubicon of being in excess of loss cost inflation, so at least for loss cost inflations we assume. So certainly starting to feel good about that. So I'd say maybe, we're hopeful it is the beginning of the hard market. But we're not prepared to call it hard. Better and improved.

Randy Binner: Okay. Fair enough. I'll add my congrats to Tom. It's been great working with you. So, thanks.

Operator:  Next, we'll hear from Christopher Campbell with KBW.

Chris Campbell: Hi, good morning. Congrats on the quarter.

Todd Bryant:  Thank you, Chris.

Chris Campbell: Is there a way that you guys could break down between like property and casualty and like surety growth? Like how much of that -- of the growth that we're seeing is like rates versus exposure?

Craig Kliethermes:  I could try. I think I talked about, the rates were up 5% for Casualty. That's about how much we grew Casualty, I believe, net of the exits. That's mostly, I guess, you could call it rate, but there's a lot of mix going on in there because there are things, as we talked about, that we pruned and gotten rid of. At the same time, we've added things and we're growing organically. So I think that's very difficult -- it's very difficult to kind of broad-brush it like that. I mean Property rates were up 3% or 4% overall, so we feel good about that. And the rest is exposure, whether it be new business or organic, although most of our growth at this point in time is coming from -- I think 2/3 of our overall growth is coming from organic opportunities, products we've been in for a long, long time.

Chris Campbell: And Surety, can we get color on what's happening there? Is that all exposure?

Craig Kliethermes:  Well, Surety -- well, exposure shrinkage, I guess, reversed there. It is certainly not rate. I mean there's a good number of these accounts that we're losing that we're actually opting to get off. Either we're asking for collateral because the credit profile has changed on these accounts. And as soon as you ask for collateral, typically, the broker will move the account. And if we don't get the collateral, frankly, we're happy that they moved the account. So I mean most of that decrease is going to be exposure reduction, and there is some small rate reductions in select sub-products, I guess, within there because rates aren't typically moved around a lot in Surety, or not as much.

Chris Campbell: Okay. Got it. And then just a little bit deeper dive on the rates. What are you seeing -- what did you see for the quarter in like your general liability and then umbrella? I'm thinking about the commercial umbrella side. What were the rates in those two lines for the quarter?

Craig Kliethermes:  Well, I mean, commercial umbrella is mid-single-digit increases. I'm trying --, it was also mid-single digit increases. That's mostly E&S casualty. I mean the opportunity we're seeing to grow more often because of our consistent appetite is typically things coming to us in the marketplace. So we're seeing the new business opportunities that we're seeing are much better priced typically than the new business opportunities we've seen in the past. So we've been able to write more of that new business than historically has been attracted to us. Now that's not true across the board. I mean we still see a lot of businesses, as I mentioned, that's still well underpriced. It might be getting a significant increase, the insured is certainly is not happy with a 50% increase that they're paying sometimes. But in some markets, they need 100% increase. So when an account is presented to us that's 50% increase, but we think it needs to be doubled, we're not going to write that account. But most of it -- a lot of that growth and exposure, whatever it is, is really and opportunity is new business opportunities we're seeing that are better priced. And that's pretty much across the board.

Chris Campbell: Okay. That makes sense. And then just, I think Todd had mentioned it, like just the lower new money yields, I guess just as rates are coming down, how quickly should we think that these lower yields earn-in to the portfolio?

Todd Bryant:  This is Todd. Yes. I think it certainly takes time. I mean if you think in terms of our duration, I mean, our book yield on the fixed income is about 3.4. So you go back, it wasn't much different at the end of December. And we're certainly putting quite a bit of money to work. So I mean I think it's slower.

Chris Campbell: What are new money yields right now on your fixed income, like blended?

Todd Bryant:  About three and a half.

Chris Campbell: Okay. So they're still above the book yield?

Todd Bryant:  Yes. Yes.

Chris Campbell: Okay. So there shouldn't be that [indiscernible]

Todd Bryant: Slight.

Chris Campbell: Okay. And is that you guys are like going up or, I guess, going down in credit quality? Or I guess what's driving that? Or is it just overall, like overall risk-free yields are higher? Or is there any credit shifts happening in there as well?

Todd Bryant:  The credit quality really is remaining -- remain AA-. So we are not seeing a significant shift there. I think a little bit of change in the duration would be part of it; a little bit of lengthening, but again, not much.

Chris Campbell: Okay. Got it. And then just one last one, I mean, it's kind of small, I mean, not a huge dollar but like Prime’s profits were up like $1.5 million year-over-year. So despite like a reduced quota share, I guess, what's driving this? And should we expect like their contributions to decline as the lower quota share starts to earn in?

Todd Bryant:  In terms of the owners--, are you talking about the investee earnings, that piece of it?

Chris Campbell: Correct. Yes.

Todd Bryant:  Yes. That's really driven by --it's unchanged, our 23% ownership is what drives that. And if you think in terms of all the growth that Prime had last year, we're seeing certainly more of that earned as revenue. Their profits are up 80% range. And so you're just really seeing more of that coming into investee earnings. It has certainly accelerated quite a bit from last year. And second quarter last year was a pretty low quarter for them, but it's really our share of their earnings is going up.

Chris Campbell: Ok, great. Well thanks for all the answers. Best of luck in the third quarter.

Todd Bryant: Thanks, Chris.

Operator:  We will now hear from Jeff Schmitt with William Blair.

Jeff Schmitt:  Hi, good morning everyone. Question on the California earthquake book. It looks to be, I guess, around $15 million of direct premiums for you guys, which is about what it was in '16, but that market's been growing quite a bit. And I would guess this recent seismic activity, you could see it expand more. What's your outlook there? Are you looking to grow there? Why has that stayed flat?

Craig Kliethermes:  Jeff, this is Craig. So if I take you back to the end of last year when we made the decision to buy more Cat cover, we were growing and the rates were starting to see flat or slight -- maybe slightly positive increases in that market. Since then things have kind of flattened off and you're really not seeing any more momentum in that space so we actually bought more Cat cover in thinking that we might use it for some growth opportunities. Those growth opportunities have not materialized yet. The pricing has stayed pretty flat. I mean it's really not going down, but it's not really going up. Maybe that’s because of the competition you're referencing. I mean certainly, there was an earthquake out there on July 4 and subsequently, activity we're not really seeing significant submission flow from that. We're seeing some requests for requotes. And as soon as they see the prices, customer chooses not to buy again. So tick up rate out there is pretty relatively low, unfortunately, and that's what we need is more demand as opposed to a knife fight with a bunch of competitors.

Jeff Schmitt:  Okay. And you're talking about Casualty organic growth and you said it would have been 13% or 15% up for the repositioning. Is there any more detail you can provide on those changes or the repositioning?

Craig Kliethermes:  Well, just a reminder that, I mean, we exited our health care business and a real estate investment trust book earlier in the year that we had announced, I think, in the first quarter call and also the downsizing of that Prime quota share. So that left about those three items plus some other smaller things, left about $50 million hole in the top line starting out the year. That was intentional on our part. We believe that was good risk management. Obviously, if we thought we could rehabilitate the underperforming businesses in that group, we would have done it. We thought the best avenue was exit. So I think that's the difference of us and others is that we're willing to say throw in the towel if we need to so that we could stay focused on the things that we know how to make money in.

Jeff Schmitt: Ok, that’s helpful. Thank you.

Operator:  [Operator Instructions] Now we'll hear from Mark Dwelle with RBC Capital Markets.

Mark Dwelle:  Many of my questions have been covered already, but you've commented in a few places about seeing some new business opportunities. And I guess the question I was curious about there was just are these risks that are coming over from the standard market that are being rejected by standard writers? Or are these classic E&S risks that somebody else has had enough appetite and now it's your opportunity?

Craig Kliethermes:  Mark, I think it's a little bit of both. I mean we still see competition on the E&S side. We still see competition from admitted markets. But I think a lot of the submission -- increased submission flow that we're seeing is either people changing their appetites-- so these are existing customers or existing competitors changing their appetite, or in some cases, totally exiting spaces. It could be a class, it could be a niche within a class, it could be a geography within a certain segment of the business. And I think our broad footprint gives us opportunity to see a lot of different things, and that's where we've kind of picked up and seen the opportunity.

Jon Michael:  So this is Jon Michael. So to be clear, it's coming from marine, transportation, executive products or management liability products. We see opportunities in personnel umbrella, in commercial umbrella, for sure, and in Hawaii, as Craig mentioned. So there are a lot of areas where we're seeing either market disruptions or opportunities that we can take advantage of.

Mark Dwelle:  Okay. That's helpful. Just quick on Hawaii, is most of the Hawaii growth, is it actual new business? Or is it rate plus new business?

Craig Kliethermes:  Mark, this is Craig. It is mostly new business opportunities. I mean, as I mentioned before, I think some people had some challenges with the volcano last year and then there were some windstorms and fires on the island. I think people gotten some coverage disputes over what was covered, what wasn't covered. There's been some retrenchment by some of those people, and I think we got some good press. We had people live on the island in advance of the volcano talking to consumers, helping the customers, helping them identify property, and we're very quick to help pay those claims. So I think that gave us some good press not just with the customers but with the producers.

Mark Dwelle:  Okay, thanks. And one last question. And I mean this one might not entirely be fair, but for us, the people from corn country that what you're seeing, what you might be hearing in the ag business, I know you don't do that anymore but given your geography, I would think that you had have heard some things or thought some things.

Craig Kliethermes:  Well, the corn is not as tall as it's supposed to be at this time of the year, I can tell you that.
All the farmers say is as long as we can hold off the freezes, they say they can still harvest. So we got pretty good farmers. They know what they're doing around here.

Operator:  If there are no further questions, I will now turn the conference back to Mr. Jonathan Michael.

Jon Michael:  Thank you all. I'll just say that rates are generally up. Craig noted excess liability, transportation, and management liability pricing up considerably. And there is much disruption in the markets that we participate in. We are well positioned to take full advantage of this. Our underwriters are experienced and disciplined to pick their right spots. Overall, our premiums were up 5%. If you ignore the premium we did at the beginning of the year, our premiums were up 13%. We do remain confident in our ability to deliver. Thank you for attending and your questions, and we'll talk to you next quarter.

Operator:  Ladies and gentlemen, if you wish to access a replay for this call, you may do so by dialing 1 (888) 203-1112, with an ID number of 5955367. This concludes our conference for today. Thank you all for participating, and have a nice day. All parties may now disconnect.

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